UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 4, 2011

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 4, 2011, the Board of Directors of IRIDEX Corporation (the “Company”) adopted a 2011 senior staff bonus plan (the “2011 Bonus Plan”). The 2011 Bonus Plan was adopted to provide cash incentive payouts to all eligible senior staff-level employees based upon Company and individual performance. All director-level, vice presidents and corporate officers, in good standing, are eligible to participate in the 2011 Bonus Plan.

Funding for the 2011 Bonus Plan is triggered when the Company achieves (i) a minimum threshold of annual Operating Income, as determined by the Company’s Board of Directors and before accounting for the cost of the 2011 Bonus Plan (the “Targeted Operating Income”), and (ii) a minimum threshold of annual revenue, as determined by the Company’s Board of Directors (the “Targeted Revenue”). For purposes of the 2011 Bonus Plan, the Company’s annual Operating Income is defined as gross profits less operating expenses, and therefore does not include other income or expenses or taxes. If the Company achieves only one of the targeted thresholds, the Compensation Committee will have the discretion to determine whether the 2011 Bonus Plan will be funded.

If the 2011 Bonus Plan is funded, a portion of the Company’s net Operating Income, before accounting for the cost of the 2011 Bonus Plan, ranging from 4.1% of net Operating Income, in the event 100% of the Targeted Operating Income and 100% of the Targeted Revenue are achieved, to 22% of net Operating Income, in the event 250% of the Targeted Operating Income and 200% of the Targeted Revenue are achieved, will be allocated to fund the 2011 Bonus Plan.

The 2011 Bonus Plan payouts are calculated for each eligible senior staff member based upon individual objectives agreed to by the Compensation Committee at the beginning of the year and performance graded by the Compensation Committee at the end of the year. The Compensation Committee will approve the bonus distributions.

2011 Bonus Plan payouts will be paid following the end of the fiscal year through profit sharing/bonus payouts by March 15 of the following year.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	2011 Bonus Plan Summary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ THEODORE A. BOUTACOFF
Theodore A. Boutacoff President and Chief Executive Officer

Date: March 10, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	2011 Bonus Plan Summary